Contacts:David L. Kerr	Joseph C. Tusa, Jr.
Senior Vice President – Corporate Development	Senior Vice President and
713.386.1420	Chief Financial Officer
dkerr@comsys.com	713.386.1428

jtusa@comsys.com

COMSYS IT PARTNERS, INC.
ANNOUNCES SECONDARY STOCK OFFERING

HOUSTON, TX (January 17, 2007) – COMSYS IT Partners, Inc. (NASDAQ:CITP) today announced a public offering of 2,500,000 shares of common stock by three of its stockholders. The Company will not receive any proceeds from the sale of shares in this offering. The sole underwriter for this offering is BMO Capital Markets Corp.

Copies of the final prospectus supplement, when available, may be obtained from the offices of BMO Capital Markets Corp., 3 Times Square, 29th Floor, New York, New York 10036 (phone 800-414-3627).

The shares will be sold pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About COMSYS IT Partners
COMSYS IT Partners, Inc. (NASDAQ: CITP) is a leading information technology services company with 43 offices across the U.S. and offices in Canada and the U.K. Leveraging more than 30 years of experience, COMSYS has enhanced its core competency of IT staffing services by creating client-centric, cost-effective information system solutions. COMSYS’ service offerings include contingent staff augmentation of IT professionals, permanent recruiting and placement, vendor management and project solutions, including network design and management, offshore development, customized software development and maintenance, software globalization/ localization translation services and implementation and upgrade services for SAS, business intelligence and various ERP packages. COMSYS primarily serves clients in the financial services/insurance, telecommunications, energy, pharmaceutical and healthcare industries and government agencies.

Forward-looking Statements
Certain information contained in this press release may be deemed forward-looking statements regarding events and financial trends that could affect the Company’s plans, objectives, future operating results, financial condition, performance and business. These statements may be identified by words such as “estimate,” “forecast,” “plan,” “intend,” “believe,” “should,” “expect,” “anticipate,” or variations or negatives thereof, or by similar or comparable words or phrases. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by the Company. For a detailed description of these risks and uncertainties please refer to the Company’s filings with the Securities and Exchange Commission available at www.comsys.com.

Any forward-looking statements made in this press release speak only as of the date of this release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company’s expectations or any related events, conditions or circumstances change. The Company is not responsible for any changes made to this release by wire or Internet services.

###